Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Responsys, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of December, 2013.

ORACLE CORPORATION

/s/ Dorian E. Daley
Name:	Dorian E. Daley
Title:	Senior Vice President, General Counsel and Secretary

OC ACQUISITION LLC.

/s/ Dorian E. Daley
Name:	Dorian E. Daley
Title:	President

RAPTOR OAK ACQUISITION CORPORATION

/s/ Dorian E. Daley
Name:	Dorian E. Daley
Title:	President